Exhibit 99.1

Contact:
Capital Group Communications, Inc. - Investor Relations
(415) 332-7200
(415)332-7201
Website: http://www.capitalgc.com/http://www.capitalgc.com

Sino Clean Energy Inc.
Ming Lee, Assistant to the Chairman
+86-29-84067376

For Immediate Release

Sino Clean Energy Reports First Quarter 2009 Financial Results

Xi’an, China – May 18, 2009 – Sino Clean Energy, Inc. (OTCBB:SCLX) (“Sino Clean Energy,” the “Company”), a producer and distributor of coal-water mixture (“CWM”) in the People's Republic of China (“PRC”), announced its financial results for the first quarter ended March 31, 2009.

First Quarter 2009 Highlights

•	Total revenue increased 211.4% year-over-year to $7.7 million
•	Gross profit increased 198.8% year-over-year to $2.4 million
•	Net income increased 199.0% year-over-year to $1.6 million

First Quarter 2009 Results

Total revenue for the first quarter of 2009 was $7,739,583, an increase of 211.4% from $2,485,128 for the same period in 2008. The Company’s customers increased from 5 for the three months ended March 31, 2008, to 16 for the same period in 2009, contributing to the revenue increase year-over-year.

“We are very happy with the results for the first quarter of 2009.” commented Mr. Baowen Ren, Chairman and CEO of Sino Clean Energy.  “We have diversified our customer base and expect more companies to switch to coal-water mixture for their energy and heating requirements.”

Gross profit during the quarter increased 198.8% to $2,391,476 from $800,449 a year ago, although the gross margin decreased from 32.2% to 30.9% as a result of higher cost of sales. The higher cost of sales, however, is in line with the increased sales.

General and administrative expenses increased to $548,899 in the first quarter of 2009 from under $163,498 in the same period of 2008.

The Company had net income of $1,565,476 for the first quarter of 2009, or $0.02 per common share, as compared to net income of $523,499, or $0.01 per common share, for the same period in 2008, an increase of 199.0%.

Financial Condition

As of March 31, 2009, the Company had $5,957,911 in cash and cash equivalents, total liabilities of $6,544,405, working capital of $4,492,540, and total shareholders’ equity was $16,272,187.

Business Outlook

“We are confident about our prospects for the rest of 2009,” commented Mr. Ren. “Our growing customer base is indicative of the increasing market awareness of and adaption to coal-water mixture, and we believe that demand for CWM will continue to exceed supply, even at our current production capacity of 350,000 tonnes annually.”

About Sino Clean Energy

Sino Clean Energy is a U.S. publicly traded company and a China-based producer and distributor of coal-water mixture (“CWM”). Based in Shaanxi Province, Sino Clean Energy is the largest CWM producer in Northwestern China. For more information about Sino Clean Energy, please visit http://www.sinocei.net.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:  This press release contains certain "forward-looking statements," as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to uncertainties in product demand, the impact of competitive products and pricing, our ability to obtain regulatory approvals, changing economic conditions around the world, release and sales of new products and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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